Exhibit 99.1

CERTAIN CLOSED END FUNDS ADVISED BY LEGG MASON PARTNERS FUND ADVISOR,

LLC ANNOUNCE APPOINTMENT OF NEW DIRECTOR AND OFFICER

New York – July 22, 2015

ClearBridge American Energy MLP Fund Inc. (NYSE: CBA),

ClearBridge Energy MLP Fund Inc. (NYSE: CEM),

ClearBridge Energy MLP Opportunity Fund Inc. (NYSE: EMO),

ClearBridge Energy MLP Total Return Fund Inc. (NYSE: CTR),

Legg Mason BW Global Income Opportunities Fund Inc. (NYSE: BWG),

LMP Capital and Income Fund Inc. (NYSE: SCD),

LMP Corporate Loan Fund Inc. (NYSE: TLI),

LMP Real Estate Income Fund Inc. (NYSE: RIT),

Permal Hedge Strategies Fund I,

Permal Hedge Strategies Fund II,

Permal Hedge Strategies Portfolio,

Western Asset Emerging Markets Debt Fund Inc. (NYSE: ESD),

Western Asset Emerging Markets Income Fund Inc. (NYSE: EMD),

Western Asset Global Corporate Defined Opportunity Fund Inc. (NYSE: GDO),

Western Asset Global High Income Fund Inc. (NYSE: EHI),

Western Asset Global Partners Income Fund Inc. (NYSE: GDF),

Western Asset High Income Fund II Inc. (NYSE: HIX),

Western Asset High Income Opportunity Fund Inc. (NYSE: HIO),

Western Asset High Yield Defined Opportunity Fund Inc. (NYSE: HYI),

Western Asset Intermediate Muni Fund Inc. (NYSE: SBI),

Western Asset Investment Grade Defined Opportunity Trust Inc. (NYSE: IGI),

Western Asset Managed High Income Fund Inc. (NYSE: MHY),

Western Asset Managed Municipals Fund Inc. (NYSE: MMU),

Western Asset Middle Market Debt Fund Inc. (XWAMX),

Western Asset Middle Market Income Inc. (XWMFX),

Western Asset Mortgage Defined Opportunity Fund Inc. (NYSE: DMO),

Western Asset Municipal Defined Opportunity Trust Inc. (NYSE: MTT),

Western Asset Municipal High Income Fund Inc. (NYSE: MHF),

Western Asset Municipal Partners Fund Inc. (NYSE: MNP),

Western Asset Variable Rate Strategic Fund Inc. (NYSE: GFY), and

Western Asset Worldwide Income Fund Inc. (NYSE: SBW) (together, the “Funds”).

The Funds announced today the appointment of Jane Trust as a Director/Trustee of the Funds, effective August 1, 2015. The Board of each Fund has also appointed Ms. Trust as the Chairman, Chief Executive Officer and President of each Fund. Additionally, the Board of each Fund announced the resignation of Kenneth D. Fuller as Chairman and a Director/Trustee, Chief Executive Officer and President of the Funds, effective July 31, 2015.

Ms. Trust is a Managing Director of Legg Mason & Co., LLC and has been a part of the Legg Mason family for almost 27 years. She has held senior investment roles within Legg Mason Capital Management (“LMCM”) and Legg Mason Investment Counsel (“LMIC”). Ms. Trust was an Institutional Portfolio Manager for LMCM, managing accounts on behalf of sovereign wealth funds, pension plans, public funds and mutual funds. At LMIC, Ms. Trust was Head of Investments, supervising a team of equity and fixed income portfolio managers and overseeing the firm’s trading desk. In addition, currently Ms. Trust serves as a Senior Vice President of Legg Mason Partners Fund Advisor, LLC, the Funds’ investment manager. Ms. Trust earned a B.A. in Engineering Sciences from Dartmouth College and an M.A.S. in Finance from The Johns Hopkins University. In addition, she is a CFA® charterholder.

An investment in a Fund involves risk, including loss of principal. Investment return and the value of shares will fluctuate. Any data and commentary provided in this press release are for informational purposes only. Legg Mason, Inc. and its affiliates do not engage in selling shares of the Funds (except for the Permal Hedge Strategies Funds).

For more information, please call Investor Relations: 888-777-0102, or consult the Funds’ web site at www.lmcef.com.

Media Contact:

Maria Rosati

(212)-805-6036

mrosati@leggmason.com